Exhibit 99.1

News Release

General Growth Properties, Inc.
110 North Wacker Drive
Chicago, IL 60606
(312) 960-5000
FAX (312) 960-5475

FOR IMMEDIATE RELEASE	CONTACT: Bernard Freibaum 312/960-5252

General Growth Properties Announces Refinancing Plans

Chicago, Illinois, April 21, 2005 – General Growth Properties, Inc. (NYSE: GGP) today announced that the outstanding balance ($433 million as of March 31, 2005) on the six month bridge loan portion of the Credit Facility obtained in connection with the acquisition of The Rouse Company will be completely repaid with new financing proceeds by May 12, 2005, assuming completion of currently scheduled financing transactions. Accordingly, the available six month extension option will not be utilized. In addition, the Company has contacted holders of the $2 billion four-year term loan portion of the Credit Facility and requested a 50 basis point reduction in the current interest rate of LIBOR plus 2.25%. The Company has proposed to pay a 10 basis point consent fee for such interest rate reduction. If the existing holders of the four-year term loan do not agree to this reduction in the interest rate, the Company will consider its financing alternatives and may replace the four-year term loan.

General Growth Properties, Inc. is the second largest U.S.-based publicly traded Real Estate Investment Trust (REIT). General Growth currently has ownership interest and management responsibility for a portfolio of 209 regional shopping malls in 44 states, as well as ownership in planned community developments and commercial office buildings. The company portfolio totals approximately 200 million square feet of retail space and includes over 18,000 retailers nationwide. General Growth Properties, Inc. is listed on the New York Stock Exchange under the symbol GGP. For more information, please visit the company Web site at http://www.generalgrowth.com.

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